UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 7, 2005

(Date of earliest event reported)

CRITICAL PATH, INC.

(Exact name of registrant as specified in its charter)

California	0-25331	94-1788300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Harrison Street, 2nd Floor, San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 541-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

Critical Path, Inc. (the “company”) today announced that, as expected, it received a letter from the staff of the Nasdaq Stock Market on September 7, 2005, indicating that the company does not comply with the Market Value of Publicly Held Shares requirement for continued listing, as detailed in Marketplace Rules 4450(b)(3) and 4450(e)(1), and that its securities are, as a result, subject to delisting from the Nasdaq National Market. Marketplace Rule 4450(e)(1) requires that the company maintain a minimum market value of publicly held securities of at least $15 million for ten consecutive trading days, as described in the company’s Form 8-K filed on June 7, 2005.

Critical Path has requested a hearing before a Nasdaq Listing Qualifications Panel to appeal the Nasdaq staff determination, which the company expects to occur within the next 45 days. Among other matters, the company plans to discuss with the Panel the fact that the Company’s market value of publicly held securities has been in excess of $15 million for a substantial majority of the trading days since August 22, and remains in excess of $15 million up to the time of this report. Nevertheless, there can be no assurance that the panel will grant the company’s request for continued listing. The company will remain listed on the Nasdaq National Market pending the decision of the Listing Qualifications Panel.

On September 12, 2005, the company issued a press release advising that it had received the letter described above from the staff of the Nasdaq Stock Market. Attached to this report as Exhibit 99.1 is a copy of the press release, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
99.1	Press Release dated September 12, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 12, 2005

CRITICAL PATH, INC.

By:	/s/ Michael J. Zukerman
Michael J. Zukerman
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated September 12, 2005.